FOR IMMEDIATE RELEASE
Contact:	Maurice H. Sullivan, Jr.
(617) 254-0707

PEOPLES FEDERAL BANCSHARES, INC. ANNOUNCES SECOND QUARTER AND YEAR TO DATE RESULTS FOR FISCAL YEAR 2011

Brighton, Massachusetts, May 2, 2011. Peoples Federal Bancshares, Inc.  (the "Company") (Nasdaq: PEOP), the holding company for Peoples Federal Savings Bank (the "Bank"), announced second quarter and year to date earnings for the fiscal year ending September 30, 2011.  For the quarter ended March 31, 2011, the Company reported net income of $824,000 or $0.12 per share, basic and diluted, as compared to net income of $861,000 for the quarter ended March 31, 2010.  For the six months ended March 31, 2011, the Company reported net income of $1.8 million or $0.27 per share, basic and diluted, as compared to net income of $1.7 million for the same period last year.  The Company’s mutual-to-stock conversion occurred on July 6, 2010, therefore, earnings per share are not presented for periods where the shares were not outstanding for the entire period.

Net interest and dividend income for the quarter ended March 31, 2011 totaled $4.1 million as compared to $4.0 million for the quarter ended March 31, 2010.    Noninterest income totaled $437,000 for the quarter ended March 31, 2011 as compared to $371,000 for the same period last year.   Noninterest expense totaled $3.2 million for the quarter ended March 31, 2011 as compared to $2.6 million for the quarter ended March 31, 2010, reflecting higher salaries and employee benefits, increased professional fees associated with the operation as a public company and increases in other operating expenses in the 2011 period.

Net interest and dividend income for the six months ended March 31, 2011 totaled $8.2 million as compared to $7.4 million for the six months ended March 31, 2010.    Noninterest income totaled $976,000 for the six months ended March 31, 2011 as compared to $1.0 million for the six months ended March 31, 2010, which included a $210,000 gain on the sales of available-for-sale securities.   Noninterest expense totaled $6.3 million for the six months ended March 31, 2011 as compared to $5.3 million for the six months ended March 31, 2010, reflecting higher salaries and employee benefits, increased professional fees associated with the operation as a public company and increases in other operating expenses in the 2011 period.

Since September 30, 2010, the Company's balance sheet has decreased by $17.4 million or 3.2%, to $528.6 million although net loans increased 4.2%. The increase in loans was primarily due to lending in the residential and commercial real estate loan categories. Cash and cash equivalents decreased by $47.6 million to $66.2 million at March 31, 2011 from $113.9 million at September 30, 2010. This decrease was the result of investing a portion of the stock offering proceeds in available-for-sale securities as well as the increase in net loans. FHLB borrowings decreased by $10.0 million, or 30.3%, from September 30, 2010.  Deposits decreased by $8.7 million to $382.2 million at March 31, 2011 from $390.8 million at September 30, 2010.

Non performing assets totaled $2.0 million or 0.38% of total assets at March 31, 2011, as compared to $3.0 million or 0.55% of total assets at September 30, 2010.  Classified assets increased during the six months ended March 31, 2011 to $11.6 million as compared to $6.2 million as of September 30, 2010. The increase in classified assets is primarily due to one lending relationship, totaling $4.9 million, collateralized by a construction loan and further collateralized by other residential properties being classified substandard during the quarter.  The Company did provide an additional $220,000 to the provision for loan losses during the six months ended March 31, 2011, reflecting a $16.0 million increase in net loans.

Maurice H. Sullivan, Jr., Chairman and Chief Executive Officer of the Company, commented that “Peoples Federal Bancshares, Inc. has continued to focus on building a strong banking franchise that competes for both deposit and lending relationships in the greater Boston market that we serve.  To that end, we expect to open a full service branch location in West Newton, Massachusetts in the upcoming months.  This new branch will be our first location in Middlesex County, Massachusetts and we look forward to expanding our franchise and serving customers in that portion of the greater Boston area.”

Certain statements herein constitute "forward-looking statements" and actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Peoples Federal Bancshares, Inc. is engaged and changes in the securities market. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

PEOPLES FEDERAL BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	March 31, 2011	September 30, 2010
	(unaudited)
	(In Thousands, except share data)

ASSETS
Cash and due from banks	$9,359	$9,154
Interest-bearing demand deposits with other banks and
money market mutual funds	40,285	66,888
Federal funds sold	8,154	12,505
Federal Home Loan Bank - overnight deposit	8,422	25,316
Total cash and cash equivalents	66,220	113,863
Investments in available-for-sale securities (at fair value)	31,407	23,596
Federal Home Loan Bank stock, at cost	4,339	4,339
Loans, net of allowance for loan losses of $3,318 as of March 31,
2011 (unaudited) and $3,203 as of September 30, 2010	393,682	377,664
Loans held-for-sale	---	260
Other real estate owned	551	795
Premises and equipment	3,192	3,257
Accrued interest receivable	1,506	1,589
Cash surrender value of life insurance policies	18,409	11,670
Deferred income tax asset, net	5,488	5,647
Other assets	3,761	3,257
Total assets	$528,555	$545,937

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$34,100	$35,359
Interest-bearing	348,059	355,480
Total deposits	382,159	390,839
Federal Home Loan Bank advances	23,000	33,000
Other liabilities	6,911	7,738
Total liabilities	412,070	431,577

Stockholders’ Equity:
Preferred stock, $.01 par value, 50,000,000 shares authorized, none issued	---	---
Common stock, $.01 par value, 100,000,000 shares authorized, 7,141,500
Shares issued and outstanding	71	71
Additional paid-in-capital	69,370	69,331
Retained earnings	52,407	50,606
Accumulated other comprehensive (loss) income	(17)	65
Unearned ESOP shares	(5,346)	(5,713)
Total stockholders’ equity	116,485	114,360
Total liabilities and stockholders’ equity	$528,555	$545,937

PEOPLES FEDERAL BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	Three Months		Six Months Ended
	Ended March 31,		March 31,
	2011	2010	2011	2010
	(In Thousands)
	(unaudited)
Interest and dividend income:
Interest and fees on loans	$5,059	$5,486	$10,135	$10,617
Interest on debt securities:
Taxable	69	11	143	70
Other interest	29	18	74	35
Dividends on Federal Home Loan Bank stock	3	—	3	---
Total interest and dividend income	5,160	5,515	10,355	10,722
Interest expense:
Interest on deposits	835	1,149	1,726	2,469
Interest on Federal Home Loan Bank advances	184	419	428	892
Total interest expense	1,019	1,568	2,154	3,361
Net interest and dividend income	4,141	3,947	8,201	7,361
Provision for loan losses	160	300	220	300
Net interest and dividend income
after provision for loan losses	3,981	3,647	7,981	7,061
Noninterest income:
Customer service fees	192	197	401	406
Loan servicing fees	26	25	52	51
Net gain on sales of mortgage loans	24	7	123	80
Net gain on sales of available-for-sale securities	---	---	---	210
Income on cash surrender value of life insurance	123	116	240	216
Other income	72	26	160	59
Total noninterest income	437	371	976	1,022
Noninterest expense:
Salaries and employee benefits	1,965	1,652	3,968	3,397
Occupancy expense	230	212	439	404
Equipment expense	104	100	213	206
Professional fees	217	59	330	184
Advertising expense	30	32	63	74
Data processing expense	190	185	376	303
Deposit insurance expense	119	123	242	238
Other expense	306	256	629	464
Total noninterest expense	3,161	2,619	6,260	5,270
Income before income taxes	1,257	1,399	2,697	2,813
Income tax expense	433	538	896	1,094
Net income	$824	$861	$1,801	$1,719

Earnings per common share:
Basic	$0.12	N/A	$0.27	N/A
Diluted	$0.12	N/A	$0.27	N/A